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                                                                   Exhibit 23.02


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Joint Consent Solicitation Statement/Prospectus of NTS Realty Holdings Limited Partnership for the registration of 11,424,536 partnership units and to the incorporation by reference therein of our reports dated March 26, 2003, with respect to the financial statements and schedules of NTS-Properties III, NTS-Properties IV, NTS-Properties V, a Maryland limited partnership, NTS-Properties VI, a Maryland limited partnership, and NTS-Properties VII, Ltd. included in their Annual Report on Form 10-K for the year ending December 31, 2002; filed with the Securities and Exchange Commission.

                                                      /s/ Ernst & Young LLP


Louisville, Kentucky
February 2, 2004